Exhibit A

EMPLOYMENT AND CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”), made in New York, New York as of July 1, 2005, between Greg Manning Auctions, Inc., a Delaware corporation (the “Company”), and Greg Manning (“Executive”).

WHEREAS, the Company has employed Executive as its President and Chief Executive Officer since July 1, 1992;

WHEREAS, the Company desires to continue to employ Executive in a modified capacity as its Head of the U.S. and Asia Philatelic Auction Division, and Executive desires to accept such continued employment on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1. Term.

Unless earlier terminated in accordance with Section 4 hereof, the term of Executive’s employment under this Agreement shall be the three-year period commencing as of the date hereof and ending on June 30, 2008 (the “Term”).

2. Employment.

(a) Employment by the Company. Executive agrees to continue to be employed by the Company during the Term upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as the Head of the U.S. and Asia Philatelic Auction Division of the Company and shall report to the President and Chief Executive Officer of the Company. Executive agrees to serve as a member of the Board of Directors of the Company, without additional remuneration, if appointed or elected to such position.

(b) Performance of Duties. Throughout the Term, Executive shall faithfully and diligently perform Executive’s duties in conformity with the directions of the Company and serve the Company to the best of Executive’s ability. Executive shall devote his full business time and best efforts to the business and affairs of the Company. In his capacity as the Head of U.S. and Asia Philatelic Auction Division of the Company, Executive shall have responsibility for philatelic auctions conducted by the Company, Ivy & Manning Philatelic Auctions, Inc., H.R. Harmer, Inc., Greg Manning Galleries, Inc., Nutmeg Stamp Sales, Inc. and John Bull Stamp Auctions, Ltd. in North America and Asia and shall have such duties and responsibilities as are customary for Executive’s position and any other duties or responsibilities he may be assigned by the President and Chief Executive Officer of the Company.

(c) Place of Performance. Executive shall be initially based at the Company’s offices in West Caldwell, New Jersey. Executive recognizes that his duties will require, at the Company’s expense, travel to domestic and international locations, including, without limitation, the Company’s New York offices.

3. Compensation and Benefits.

(a) Base Salary. The Company agrees to pay to Executive a base salary (“Base Salary”) at the annual rate of (i) $500,000 during the first year of the Term, (ii) $550,000 during the second year of the Term, and (iii) $600,000 during the third year of the Term. Payments of the Base Salary shall be payable in equal installments in accordance with the Company’s standard payroll practices.

(b) Standard Bonus. The Company shall pay Executive a $50,000 cash bonus (the “Standard Bonus”) for each fiscal year during the Term. The Standard Bonus shall be paid within thirty days following the issuance of financial statements for the fiscal year in respect of which such bonus is payable, provided that in no event shall the Standard Bonus be paid later than the March 14 next occurring following the end of such fiscal year (the “Standard Bonus Payday”). Except as provided in Section 5(a)(ii), Executive must be employed by the Company on the Standard Bonus Payday to be eligible for the Standard Bonus.

(c) Retention Bonus. The Company shall pay Executive a cash retention bonus (the “Retention Bonus”), provided that Executive remains employed through June 30, 2008. The Retention Bonus shall be equal to (i) $45,750, less (ii) (A) 50,000 multiplied by (B) the Share Price Differential. For purposes of this Section 3(c), the “Share Price Differential” means the amount, if any, by which the closing price of the Company’s common stock on July 1, 2005, exceeds the average of closing prices of the Company’s common stock as reported in the Wall Street Journal for the period between June 1, 2008 and June 30, 2008. Payment of the Retention Bonus, if any, shall be made on July 31, 2008; provided, however, that if necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations, such payment shall be made on December 31, 2008.

(d) Performance-Based Compensation. Executive will be eligible to receive performance-based compensation pursuant to the Greg Manning Incentive Compensation Program set forth on Annex A hereto.

(e) Benefits and Perquisites. During Executive’s employment hereunder, Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by the Company to executives of the Company, including without limitation disability insurance and family medical insurance (subject to applicable employee contributions). Executive shall be entitled to receive four weeks of annual paid vacation during his employment hereunder.

(f) Business Expenses. The Company agrees to reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement. Such reimbursements shall be made by the Company on a timely basis upon submission by Executive of vouchers in accordance with the Company’s standard procedures.

(g) Car Lease. Executive may lease an automobile in his own name and at Company expense. Executive shall cause the vehicle to be properly insured and maintained. During Executive’s employment hereunder, the Company shall reimburse Executive for all reasonable costs associated with such lease, including lease costs, costs of insurance, routine maintenance, and service and repair of the vehicle, provided that the Company’s obligation pursuant to this Section 3(g) shall not exceed $1,000 per month.

(h) Indemnification. The Company shall indemnify Executive, to the fullest extent permitted by law, for any and all liabilities to which he may be subject as a result of, in connection with or arising out of his employment by the Company hereunder, as well as the costs and expenses (including reasonable attorneys’ fees) of any legal action brought or threatened to be brought against him or the Company as a result of, in connection with or arising out of such employment. Executive shall be entitled to the full protection of any insurance policies which the Company may elect to maintain generally for the benefit of its directors and officers.

(i) No Other Compensation or Benefits; Payment. Except as otherwise provided in Section 6, the compensation and benefits specified in this Section 3 and in Section 5 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive specified in this Section 3 and in Section 5 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and (ii) shall be subject to all legally required and customary withholdings.

(j) Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive’s compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.

4. Termination of Employment. Executive’s employment hereunder may be terminated prior to the end of the Term under the following circumstances.

(a) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(b) Executive Becoming Totally Disabled. The Company may terminate Executive’s employment hereunder at any time after Executive becomes “Totally Disabled.” For purposes of this Agreement, Executive shall be “Totally Disabled” in the event Executive is unable to perform the duties and responsibilities contemplated under this Agreement for a period of 120 consecutive days due to physical or mental incapacity or impairment. During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive’s employment hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company.

(c) Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive. For purposes of this Agreement (other than Section 6 hereof), the term “Cause” shall mean any of the following: (i) Executive’s neglect or failure or refusal to perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness); (ii) any act by or omission of Executive constituting gross negligence or willful misconduct in connection with the performance of his duties that could reasonably be expected to materially injure the reputation, business or business relationships of the Company or any of its affiliates; (iii) Executive’s conviction (including conviction on a nolo contendre plea) of a felony or any crime involving, in the good faith judgment of the Company, fraud, dishonesty or moral turpitude; (iv) any material violation of the Company’s Code of Ethics, as may be amended from time to time (the “Code of Ethics”); (v) the breach of an obligation set forth in Section 7; or (vi) any other material breach of this Agreement; provided, however, that a termination by the Company under Sections 4(c)(i) or 4(c)(vi) for Cause shall be effective only if, within 14 days following delivery of a written notice by the Company to Executive that the Company is terminating his employment for Cause, Executive has failed to cure the circumstances giving rise to Cause.

(d) Termination by the Company Without Cause. The Company may terminate Executive’s employment hereunder at any time for any reason or no reason by giving Executive thirty (30) days prior written notice of the termination. Following any such notice, subject to the provisions of Section 6, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company.

(e) Termination by Executive. Executive may terminate his employment hereunder at any time for any reason or no reason by giving the Company thirty (30) days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company.

5. Compensation Following Termination Prior to the End of the Term. In the event that Executive’s employment hereunder is terminated prior to the end of the Term, Executive shall be entitled only to the following compensation and benefits upon such termination:

(a) General. On any termination of Executive’s employment, he shall be entitled to:

(i)
any accrued but unpaid Base Salary for services rendered through the date of termination; provided, however, that in the event Executive’s employment is terminated pursuant to Section 4(b), the amount of Base Salary received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company;

(ii)
any Standard Bonus not yet paid for any fiscal year ending prior to the date of termination (payable as and when such bonus would have been paid had Executive’s employment continued), provided that Executive shall not receive such amount if his employment is terminated by the Company for Cause;

(iii)	any vacation accrued to the date of termination;

(iv)	any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with Sections 3(f) and 3(g) of this Agreement; and

(v)
receive any benefits to which he may be entitled upon termination pursuant to the plans and programs referred to in Section 3(e) hereof in accordance with the terms of such plans and programs or as may be required by applicable law.

(vi)	any amounts payable in accordance with, and subject to, the Greg Manning Incentive Compensation Program.

(b) Termination by Reason of Death or Executive Becoming Totally Disabled; Termination by the Company for Cause; Termination by Executive. In the event that Executive’s employment is terminated prior to the expiration of the Term by reason of Executive’s death pursuant to Section 4(a) or Employee becoming Totally Disabled pursuant to Section 4(b), by the Company for Cause pursuant to Section 4(c), or by Executive pursuant to Section 4(e), Executive (or, if applicable, his estate) shall be entitled only to those items identified in Section 5(a).

(c) Termination by the Company Without Cause. In the event that Executive’s employment is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d), Executive shall be entitled only to the following:

(i)	those items identified in Section 5(a).

(ii)
the continued payment of the Base Salary (as determined pursuant to Section 3(a)) for the remainder of the Term (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive’s employment not been terminated); provided, however, that if necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, the payment of such sums shall be made as follows: (A) no payments shall be made for a six-month period following the date of termination, (B) an amount equal to six months of Base Salary (or, if applicable, such lesser amount as would have accrued between the date of termination and the end of the Term) shall be paid in a lump sum six months following the date of termination, and (C) during the period beginning six months following the date of termination through the remainder, if any, of the Term, payment of the Base Salary shall be made at the times and in the amounts such Base Salary would have been paid had Executive’s employment not been terminated

(iii)
Payment of the Retention Bonus, provided that the Retention Bonus shall be equal to (A) $45,750, less (B) (1) 50,000 multiplied by (2) the Early Termination Share Price Differential. The “Early Termination Share Price Differential” means the amount, if any, by which the closing price of the Company’s common stock on July 1, 2005, exceeds the average common stock price of the Company for the period between thirty days preceding the date of termination and the date of termination. Payment of the Retention Bonus pursuant to this Section 5(c)(iii), if any, shall be made thirty days following the date of termination. All stock prices shall be as reported in the Wall Street Journal, calculated as of the market close on the applicable dates.

(d) Effect of Material Breach of Section 7 on Compensation and Benefits Following Termination of Employment Pursuant to Section 5. If, at the time of termination of Executive’s employment for any reason prior to the expiration of the Term or any time thereafter, Executive is in material breach of any covenant contained in Section 7 hereof, Executive (or his estate, as applicable) shall not be entitled to any payment (or if payments have commenced, any continued payment) under Sections 5(c)(ii) or 5(c)(iii).

(e) No Further Liability; Release. Payment made and performance by the Company in accordance with this Section 5 shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive’s employment and termination of employment. Other than providing the compensation and benefits provided for in accordance with this Section 5 and, if applicable, Section 6, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The payment of any amounts pursuant to this Section 5 (other than payments required by law) is expressly conditioned upon the delivery by Executive to the Company of a release in form and substance satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive’s employment by the Company and the termination of such employment.

6. Consultancy Following Termination of Employment.

(a) Consulting Period. Executive shall serve as a consultant to the Company pursuant to the terms of this Section 6 if Executive’s employment hereunder is terminated (i) upon expiration of the Term on June 30, 2008; (ii) by the Company without Cause pursuant to Section 4(d); or (iii) by Executive pursuant to Section 4(e). Executive shall serve in such capacity during the period (the “Consulting Period”) commencing with such termination of employment and ending upon the earlier of:

(i) Executive’s death;

(ii) Executive’s having become Totally Disabled (as defined in Section 4(b));

(iii) Executive’s termination of the consultancy on thirty days’ prior written notice to the Company;

(iv) The Company’s notice to Executive of termination of the Consulting Period for Cause. Solely for purposes of this Section 6, “Cause” shall mean any of the following: (a) Executive’s substantial and continuing failure or refusal to perform his duties under this Section 6; (b) any act by or omission of Executive constituting willful misconduct in connection with the performance of his consulting duties that could reasonably be expected to materially injure the reputation, business or business relationships of the Company or any of its affiliates; (c) Executive’s conviction (including conviction on a nolo contendre plea) of a felony or any crime involving, in the good faith judgment of the Company, fraud, dishonesty or moral turpitude; (d) any material violation of the Company’s Code of Ethics; or (e) the breach of an obligation set forth in Section 7; provided, however, that a termination by the Company under clause (a) hereof for Cause shall be effective only if, within 14 days following delivery of a written notice by the Company to Executive that the Company is terminating his consultancy for Cause, Executive has failed to cure the circumstances giving rise to Cause; or

(v) June 30, 2018, unless the Company, in its sole discretion, elects to extend the Consulting Period pursuant to Section 6(b), in which case the Consulting Period shall end (unless earlier terminated pursuant to clauses (i) - (iv) of this Section 6(a)) on June 30, 2023.

(b) Extension of Consulting Period. If the Consulting Period is not terminated before June 30, 2018, then on or before June 30, 2018, the Company may, in its sole discretion, elect to extend the Consulting Period until June 30, 2023. If the Company elects not to extend the Consulting Period pursuant to this Section 6(b), the Company shall continue to pay Executive the Consulting Fees (as defined below) until June 30, 2021.

(c) Consulting Fees. During the Consulting Period, Executive shall be paid consulting fees (the “Consulting Fees”) at an annual rate equal to 65% of the Base Salary on the date of termination of Executive’s employment, provided that during any period Executive is receiving payments pursuant to Section 5(c)(ii), such payments shall constitute full consideration for Executive’s consulting work pursuant to this Section 6. The Consulting Fees shall be paid monthly in arrears. The payment of Consulting Fees shall be subject to all legally required and customary withholdings. Except as otherwise provided in the second sentence of Section 6(b), the Consulting Fees shall end on the last date of the Consulting Period, and the Company shall have no obligations to Executive subsequent to the termination of the consultancy, except as required by law.

(d) Consulting Duties. As a consultant to the Company, Executive shall act as a goodwill ambassador on behalf of the Company, maintaining and expanding client relationships on behalf of the Company in consultation with the President and Chief Executive Officer of the Company. Executive shall not be required to work on a full-time basis during the Consulting Period.

(e) Relationship of the Parties.

(i) During the Consulting Period, Executive shall not be authorized to, and shall not, act as an agent of the Company and shall not be entitled to enter into any agreements, incur any obligations on behalf of the Company, or be authorized to bind the Company in any manner whatsoever. No form of joint venture, partnership or similar relationship between the parties is intended or hereby created.

(ii) During the Consulting Period, all of Executive’s activities will be at Executive’s own risk, and Executive shall have sole responsibility for arrangements to guard against physical, financial, and other risks, as appropriate.

7. Exclusive Employment; Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics.

7.1 No Conflict; No Other Employment. During the period of Executive’s employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company; provided, however, that Executive shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor. During the Consulting Period, Executive shall not engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s consulting duties hereunder.

7.2 Noncompetition; Nonsolicitation.

(a) Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders him special and unique within the Company’s industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3, 5, and 6 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) his employment with the Company, (ii) the Consulting Period, and (iii) the length of time that Executive is receiving payments from the Company following the termination of his employment pursuant to Section 5 or the termination of the consultancy pursuant to Section 6, but in no event less than one year following the later of the date of termination of his employment for any reason and the termination of the consultancy for any reason (together, the “Covered Time”), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business, provided that the provisions of this Section 7.2(a) will not be deemed breached merely because Executive owns less than 1% of the outstanding common stock of a publicly-traded company. For purposes of this Agreement, “Competing Business” shall mean (i) any business in which the Company is currently engaged anywhere in the world, including but not limited to (A) the marketing, production and sale of collectibles, including numismatic and philatelic material, by auction, as merchant-dealer or otherwise, and (B) the marketing, production and sale of third-party and owned material by auction; and (ii) any other business which the Company engages in anywhere in the world during the Term or the Consulting Period.

(b) In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3, 5, and 6 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during his employment, the Consulting Period, and the Covered Time, he shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit any customer, vendor or distributor of the Company or any of its affiliates with respect to any product or service being furnished, made, sold or leased by the Company or such affiliate; or (iv) persuade or seek to persuade any customer of the Company or any affiliate to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such customer was originally established in whole or in part through Executive’s efforts. For purposes of this Section 7.2(b) only, the terms “customer,” “vendor” and “distributor” shall mean a customer, vendor or distributor who has done business with the Company or any of its affiliates within twelve months preceding the later of the termination of Executive’s employment and the termination of the Consulting Period.

(c) During Executive’s employment with the Company, the Consulting Period, and the Covered Time, Executive agrees that upon the earlier of Executive’s (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) receiving an offer of employment from a Competitor, or (iii) becoming employed or otherwise engaged by a Competitor, Executive will (A) immediately provide notice to the Company of such circumstances and (B) provide copies of Section 7 of this Agreement to the Competitor. Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement, including without limitation Executive’s obligations pursuant to Section 7 hereof. For purposes of this Agreement, “Competitor” shall mean any entity (other than the Company or any of its affiliates) that engages, directly or indirectly, in any Competing Business.

(d) Executive understands that the provisions of this Section 7.2 may limit his ability to earn a livelihood in a business similar to the business of the Company or its affiliates but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3, 5 and 6 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

7.3 Proprietary Information. Executive acknowledges that during the course of his employment with the Company and any consultancy, he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Executive covenants that he shall not during the Term, the Consulting Period, or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally available to and known by the public or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

7.4 Confidentiality and Surrender of Records. Executive shall not during the Term, the Consulting Period, or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company or the consultancy terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company. Upon termination of employment for any reason, termination of the Consulting Period, or request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under his control or accessible to him which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during the Term, the Consulting Period, and thereafter.

7.5 Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of his employment by or consulting for the Company, belong to the Company. Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

7.6 Enforcement. Executive acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 7 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 7. Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 7 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

7.7 Code of Ethics. Nothing in this Section 7 is intended to limit, modify or reduce Executive’s obligations under the Code of Ethics. Executive’s obligations under this Section 7 are in addition to, and not in lieu of, Executive’s obligations under the Code of Ethics. To the extent there is any inconsistency between this Section 7 and the Code of Ethics which would permit Executive to take any action or engage in any activity pursuant to this Section 7 which he would be barred from taking or engaging in under the Code of Ethics, the Code of Ethics shall control.

8. Key Man Insurance. Executive recognizes and acknowledges that the Company or its affiliates may seek and purchase one or more policies providing key man life insurance with respect to Executive, the proceeds of which would be payable to the Company or such affiliate. Executive hereby consents to the Company or its affiliates seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at the Company’s expense), execute such documents, and otherwise take any and all actions reasonably necessary or desirable in order for the Company or its affiliates to seek, purchase, and maintain in full force and effect such policy or policies.

9. Assignment and Transfer.

(a) Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company without Executive’s consent to, any purchaser of all or substantially all of the Company’s business or assets or those of the U.S. and Asia Philatelic Auction Division of the Company, or to any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).

(b) Executive. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Term and the Consulting Period of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate.

10. Miscellaneous.

(a) Other Obligations. Executive represents and warrants that neither Executive’s employment with the Company nor Executive’s performance of Executive’s obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have. Executive covenants that he shall perform his duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Executive may have.

(b) Nondisclosure; Other Employers. Executive will not disclose to the Company, use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others. Executive represents and warrants that Executive does not possess any property, proprietary information, trade secrets and confidential business information belonging to any prior employers.

(c) Cooperation. In addition to performing consulting duties during the Consulting Period, following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

(d) Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided to him under Section 5 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payments provided to Executive under Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive’s employment or otherwise.

(e) Protection of Reputation. During the Term, the Consulting Period, and thereafter, Executive agrees that he will take no action which is intended, or would reasonably be expected, to harm the Company or any of its affiliates or its or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates.

(f) Governing Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises.

(g) Arbitration.

(i)
General. Executive and the Company specifically, knowingly, and voluntarily agree that they shall use final and binding arbitration to resolve any dispute (an “Arbitrable Dispute”) between Executive, on the one hand, and the Company (or any affiliate of the Company), on the other hand. This arbitration agreement applies to all matters relating to this Agreement and Executive’s employment with, termination of employment from the Company, consulting for the Company, and termination of the consultancy, including without limitation disputes about the validity, interpretation, or effect of this Agreement, or alleged violations of it, any payments due hereunder and all claims arising out of any alleged discrimination, harassment or retaliation, including, but not limited to, those covered by Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Americans With Disabilities Act or any other federal, state or local law relating to discrimination in employment.

(ii)
Injunctive Relief. Notwithstanding anything to the contrary contained herein, the Company and any affiliate of the Company (if applicable) shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce Section 7 of this Agreement. For purposes of seeking enforcement of Section 7, the Company and Executive hereby consent to the jurisdiction of any state or federal court sitting in the City, County and State of New York.

(iii)
The Arbitration. Any arbitration pursuant to this Section 10(g) will take place in New York, New York, under the auspices of the American Arbitration Association, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect, and before a panel of three arbitrators selected in accordance with such rules. Judgment upon the award rendered by the arbitrators may be entered in any state or federal court sitting in the City, County and State of New York.

(iv)
Fees and Expenses. In any arbitration pursuant to this Section 10(g), each party shall be responsible for the fees and expenses of its own attorneys and witnesses, and the fees and expenses of the arbitrators shall be divided equally between the Company, on the one hand, and Executive, on the other hand.

(v)
Exclusive Forum. Except as permitted by Section 10(g)(ii) hereof, arbitration in the manner described in this Section 10(g) shall be the exclusive forum for any Arbitrable Dispute. Except as permitted by Section 10(g)(ii), should Executive or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Section 10(g), the responding party shall be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach.

(h) Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto in respect of Executive’s employment and consultancy and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment or consultancy, including all prior employment agreements between the Company and Executive (including, without limitation, Executive’s employment agreement with the Company, dated as of May 14, 1993, as amended), which agreement(s) hereby are terminated and shall be of no further force or effect.

(i) Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

(j) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

(k) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein, the words “day” or “days” shall mean a calendar day or days.

(l) Nonwaiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

(m) Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (i) in the case of the Company, to Greg Manning Auctions, Inc., 775 Passaic Avenue, West Caldwell, New Jersey 07006, attn.: General Counsel, with a copy to Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the

(n) Americas, New York, New York 10036, attn.: Scott S. Rosenblum, Esq.; and (ii) in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by registered or certified mail.

(o) Assistance in Proceedings, Etc. Executive shall, without additional compensation, during and after the Term and the Consulting Period, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates.

(p) Survival. Cessation or termination of Executive’s employment or consultancy with the Company shall not result in termination of this Agreement. The respective obligations of Executive and the Company as provided in Sections 5, 6, 7, 9 and 10 of this Agreement shall survive cessation or termination of Executive’s employment and consultancy hereunder.

(q) Section 409A of the Code. Executive and the Company agree that in the event the Company reasonably determines that the terms hereof would result in Executive being subject to tax under Section 409A of the Code, Executive and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax, including by delaying the payment dates of any amounts hereunder.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

GREG MANNING AUCTIONS, INC.	EXECUTIVE:

By:
Name Greg Manning	Greg Manning
Title:

ANNEX A

Greg Manning Incentive Compensation Program

1. Introduction

This Greg Manning Incentive Compensation Program (the “Program”) is established by Greg Manning Auctions, Inc. (the “Company”) to provide Greg Manning (“Executive”) with “performance-based compensation” during his employment within the meaning of Section 162(m)(4) of the Internal Revenue Code of 1986, as amended (the “Code”). The Program has been approved by a committee of the Company’s Board of Directors comprised solely of at least two independent directors (the “Committee”) and is subject to approval by the shareholders of the Company. Prior to any payment under the Program, the Committee shall certify the amount of the Performance Bonus (as defined below) and/or the Long-Term Incentive Award (as defined below) to which Executive is entitled.

This Program is an Annex to the employment and consulting agreement between Executive and the Company, dated as of July 1, 2005 (the “Employment Agreement”), and the provisions of the Employment Agreement, including without limitation, with respect to arbitration of disputes, shall apply to this Program to the extent not inconsistent with the terms of the Program.

2. Performance Bonus.

The Company shall pay Executive an annual performance cash bonus (the “Performance Bonus”) for each fiscal year during the Term (as defined in the Employment Agreement) equal to (A) an amount equal to the sum of (i) 10% of the Divisional Pre-Tax Income (as defined below) and (ii) 1% of the Company Pre-Tax Income (as defined below), divided by (B) 2; provided, however, that in no event shall the total Performance Bonus exceed $250,000.

(a) The term “Divisional Pre-Tax Income” shall mean the net income of the Company’s U.S. and Asia Philatelic Division before taxes and deductions for any bonus paid under the Program, as determined by the Company in accordance with its standard accounting practices. Allocations of expenses between divisions of the Company shall be determined by the Company in accordance with its standard practices.

(b) The term “Company Pre-Tax Income” shall mean the net income of the Company before taxes and deductions for any bonus paid under the Program, less the Divisional Pre-Tax Income, all as determined by the Company in accordance with its standard accounting practices.

(c) The Performance Bonus shall be paid within thirty days following the issuance of financial statements for the fiscal year in respect of which such bonus is payable, provided that in no event shall the Performance Bonus be paid later than the March 14 next occurring following the end of such fiscal year.

(d) Except as provided below, Executive must be employed by the Company on the last day of the fiscal year to be eligible for the Performance Bonus.

3. Long-Term Incentive Award.

(a) The Company will pay to Executive in shares of the Company’s common stock an amount equal to 50% of the Appreciation in Stock Price (as defined below) for 100,000 shares of common stock of the Company. The “Appreciation in Stock Price” shall mean the appreciation, if any, between (1) the closing price of the common stock of the Company on July 1, 2005, and (2) the Average Closing Price (as defined below) for the period between June 1, 2008 and June 30, 2008.

(b) Payment of the Long-Term Incentive Award, if any, shall be made on July 31, 2008; provided, however, that if necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, such payment shall be made on December 31, 2008. The number of shares payable to Executive shall be based on the closing price of the Company’s common stock on June 30, 2008.

(c) Except as provided below, Executive must be employed by the Company on June 30, 2008 to be eligible for the Long-Term Incentive Award.

4. Termination of Employment.

(a) Subject to Sections 4(c) and 4(d) below, if Executive’s employment terminates by reason of Executive’s death or becoming Totally Disabled (as defined in the Employment Agreement) or is terminated by the Company without Cause (as defined in Section 4(c) of the Employment Agreement), Executive shall be entitled to:

(i) any Performance Bonus not yet paid for any fiscal year ending prior to the date of Executive’s termination of employment (payable as and when such bonus would have been paid had Executive’s employment continued);

(ii) a prorated portion of the Performance Bonus for the fiscal year in which Executive’s employment terminated, based on the number of days Executive was employed by the Company in such fiscal year (the Performance Bonus to be otherwise calculated and paid in accordance with, and subject to, the Program); and

(iii) payment of the Long-Term Incentive Award in accordance with, and subject to, Section 3 of the Program, provided that in such a case the Appreciation in Stock Price shall be the appreciation, if any, between (1) the closing price of the common stock of the Company on July 1, 2005, and (2) the Average Closing Price for the 30-day period preceding the date of termination of employment. Payment of the Long-Term Incentive Award, if any, shall be made thirty days following the date of termination of employment; provided, however, if necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, such payment shall be made six months following the date of termination of employment.

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(b) If Executive’s employment is terminated by the Company for Cause (as defined in Section 4(c) of the Employment Agreement) or is terminated by Executive, Executive shall be entitled only to any Performance Bonus not yet paid for any fiscal year ending prior to the date of Executive’s termination of employment (payable as and when such bonus would have been paid had Executive’s employment continued).

(c) The payment of any amounts pursuant to Sections 4(a)(ii) and (iii) hereof is expressly conditioned upon the delivery by Executive to the Company of a release in form and substance satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive’s employment by the Company and the termination of such employment.

(d) If, at the time of termination of Executive’s employment for any reason, Executive is in material breach of any covenant contained in Section 7 of the Employment Agreement, Executive (or his estate, as applicable) shall not be entitled to any payment (or if payments have commenced, any continued payment) under Sections 4(a)(ii) and (iii) hereof.

5. Average Closing Price.

For purposes of the Program, “Average Closing Price” with respect to a specified period of time shall mean the average of closing prices of the Company’s common stock as reported in the Wall Street Journal for those dates during the specified period on which the national stock exchanges are open for business.

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